EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.81 on Revenue Increase of 12.2% to $138 Million

BENTONVILLE, Ark., May 21, 2015 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the fourth quarter and full fiscal year 2015.

Highlights of fourth quarter operating results:

  Net income of $7.2 million - $.81 per diluted share vs. $.68 per diluted share
  Revenues of $138 million compared to $123 million for the prior year quarter with same store revenue growth of 7.5%
  Retail unit sales increase of 10.7% to 11,699 from 10,565 for the prior year quarter with 28.1 retail units sold per dealership per month up from 26.9 for prior year quarter
  Average retail sales price increased $222 to $10,007 or 2.3% from the prior year quarter
  Net charge-offs as a percent of average finance receivables of 7.8%, down from 8.3% for prior year quarter
  Provision for credit losses of 25.0% of sales compared to 25.3% of sales for prior year quarter
  Selling, General and Administrative Expenses at 17.2% of sales vs. 17.9% for prior year quarter
  Active accounts base now over 64,000
  Debt to equity of 44.8% and debt to finance receivables of 24.6%
  Allowance for credit losses at 23.8% of finance receivables, net of deferred revenue at April 30, 2015

Highlights of full fiscal year operating results:

  Net income of $29.5 million or $3.25 per diluted share vs. $2.25 per diluted share for fiscal 2014 (the prior year amount would have been $2.76 per diluted share excluding a $4.9 million non-cash after-tax charge resulting from an increase to the allowance for credit losses made in the third quarter)
  Revenue increase of 8.4% to $530 million from $489 million for the prior year period with same store revenue growth of 2.9%
  Retail unit sales increase of 9.9% to 46,760 from 42,551 for the prior year period
  Net charge-offs as a percentage of average finance receivables of 27.8% compared to 28.2% for the prior year
  Provision for credit losses of 25.5% of sales vs. 27.4% (25.7% excluding the effect of the $7.7 million increase in the allowance for credit losses made in the third quarter) for prior year period
  Strong cash flows supporting the significant increase in revenues, the $38.0 million increase in finance receivables and the $4.2 million increase in inventory, $4.0 million in net capital expenditures and $20.0 million in common stock repurchases (442,700 shares) with only a $5.7 million increase in total debt

"As we expected, we saw a nice improvement at the top line for the quarter and are pleased to see the increase in sales productivity. Our general managers are doing a very nice job of executing our sales plan and are working hard to attract customers looking for good, basic and affordable transportation to go with Car-Mart's excellent service. We believe that we offer our local markets a better value by staying focused on customer success. Retail units sold was up 10.7% and same store revenue was up 7.5% when compared to the fourth quarter of fiscal 2014. Productivity, as reflected in the average retail units sold per month per store, increased from 26.9 to 28.1 for the quarter," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart, Inc. (the "Company"). "As always, we are committed to growing our Company in a healthy manner with customer success being the priority. Competition remains tough, but we know that we can execute at a much higher level, specifically as related to our lot level collections efforts. We remain committed to continuing to grow the business in the face of increased competitive pressures which have been prevalent for the last few years. We believe that there is a significant number of good, hard-working folks who deserve the opportunity to succeed with Car-Mart, and we will continue to expand to meet this need."

"We now have 141 dealerships in ten states, an increase of seven from this time last year. We currently have seven new location projects in process. Our next dealership opening will be in June in Rolla, Missouri. We are very excited about our expansion plans as we will be adding a new state this year, Iowa. We have already secured a location in Burlington, Iowa and are currently looking at a few other prospects in the state. As always, we look forward to adding value to the markets we will serve. We are looking to pick up the pace of new lot openings in 2016 and the seven projects in process right now will certainly help," added Mr. Henderson. "We are pleased with the top line growth and remain convinced that we are moving the company in the right direction."

"The increased top line allowed us to see solid leveraging of our selling general and administrative expenses for the quarter, which decreased to 17.2% of sales from 17.9% for the fourth quarter of last year. As always, we will remain focused on ensuring that dollars we spend are spent wisely, keeping in mind the fact that we will need to continue to invest in our infrastructure to support a growing company in an industry that requires a high level of customer service and support. For the quarter, we saw net charge-offs decrease to 7.8% from 8.3%. While it was nice to see the decrease, we were disappointed that losses weren't even lower as we were very optimistic heading into the 4th quarter. As Hank mentioned, we can and must do much better job helping customers succeed as this is what our Company has been built on. Our mission is to earn repeat business and we can only do that if our customers are successful," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "Because the competitive environment remains challenging, we must always be on the top of our game especially as related to collections. We are focused on the increase in our accounts over 30 days past due at the end of the quarter and the decrease in principal collected for the quarter. We are not happy with where we are in these two areas and are working hard to help our customers succeed."

"The debt to equity ratio was 44.8% and the debt to finance receivables ratio was 24.6% at the end of the quarter. We repurchased 121,025 shares of common stock during the quarter for $6.4 million at an average cost per share of $52.81, and since February 1, 2010, we have repurchased 3.7 million shares, or 31% of our Company, for $120.7 million at an average cost per share of $32.96. For the full fiscal year 2015, we opened seven new dealerships and had net capital expenditures of $4.2 million, added over 5,000 active accounts with receivables growth of $38.0 million and re-purchased $20.0 million of common stock with only a $5.7 million increase in total debt. We will remain focused on watching expenses and maximizing cash flows as we grow and we believe in the long-term value of the Company," added Mr. Williams. "We will always remain committed to striving to be the lowest cost provider on both the financing side of the business and the dealership side."

Conference Call

Management will be holding a conference call on Friday, May 22, 2015 at 11:00 a.m. Eastern Time to discuss fourth quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 41809016.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 141 automotive dealerships in ten states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as "may," "will," "should," "could," "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2015	Three Months Ended
	April 30,		vs.	April 30,
	2015	2014	2014	2015	2014
Operating Data:
Retail units sold	11,699	10,565	10.7%
Average number of stores in operation	139	131	6.1
Average retail units sold per store per month	28.1	26.9	4.5
Average retail sales price	$ 10,007	$ 9,785	2.3
Same store revenue growth	7.5%	(7.1)%
Net charge-offs as a percent of average Finance Receivables	7.8%	8.3%
Collections as a percent of average Finance Receivables	16.7%	17.5%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	76.6%	78.9%
Average down-payment percentage	9.0%	9.7%

Period End Data:
Stores open	141	134	5.2%
Accounts over 30 days past due	5.8%	4.4%
Finance Receivables, gross	$ 417,368	$ 379,332	10.0%

Operating Statement:
Revenues:
Sales	$ 123,269	$ 109,190	12.9%	100.0%	100.0%
Interest income	14,342	13,434	6.8	11.6	12.3
Total	137,611	122,624	12.2	111.6	112.3

Costs and expenses:
Cost of sales	72,147	63,782	13.1	58.5	58.4
Selling, general and administrative	21,187	19,546	8.4	17.2	17.9
Provision for credit losses	30,836	27,645	11.5	25.0	25.3
Interest expense	720	706	2.0	0.6	0.6
Depreciation and amortization	1,048	878	19.4	0.9	0.8
Loss on Disposal of Property and Equipment	(3)	--	--	--	--
Total	125,935	112,557	11.9	102.2	103.1

Income before taxes	11,676	10,067		9.5	9.2

Provision for income taxes	4,426	3,754		3.6	3.4

Net income	$ 7,250	$ 6,313		5.9	5.8

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 7,240	$ 6,303

Earnings per share:
Basic	$ 0.85	$ 0.72
Diluted	$ 0.81	$ 0.68

Weighted average number of shares outstanding:
Basic	8,561,513	8,761,994
Diluted	8,992,402	9,213,030

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Years Ended		2015	Years Ended
	April 30,		vs.	April 30,
	2015	2014	2014	2015	2014
Operating Data:
Retail units sold	46,760	42,551	9.9%
Average number of stores in operation	137	128	7.0
Average retail units sold per store per month	28.4	27.7	2.5
Average retail sales price	$ 9,680	$ 9,768	(0.9)
Same store revenue growth	2.9%	(0.8)%
Net charge-offs as a percent of average Finance Receivables	27.8%	28.2%
Collections as a percent of average Finance Receivables	58.7%	58.0%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	79.9%	80.1%
Average down-payment percentage	6.9%	6.6%

Period End Data:
Stores open	141	134	5.2%
Accounts over 30 days past due	5.8%	4.4%
Finance Receivables, gross	$ 417,368	$ 379,332	10.0%

Operating Statement:
Revenues:
Sales	$ 472,569	$ 434,504	8.8%	100.0%	100.0%
Interest income	57,752	54,683	5.6	12.2	12.6
Total	530,321	489,187	8.4	112.2	112.6

Costs and expenses:
Cost of sales	272,446	251,319	8.4	57.7	57.8
Selling, general and administrative	83,802	78,591	6.6	17.7	18.1
Provision for credit losses	120,289	119,247	0.9	25.5	27.4
Interest expense	2,903	2,997	(3.1)	0.6	0.7
Depreciation and amortization	3,830	3,285	16.6	0.8	0.8
Loss on Disposal of Property and Equipment	17	76	(77.6)	--	--
Total	483,287	455,515	6.1	102.3	104.8

Income before taxes	47,034	33,672		10.0	7.7

Provision for income taxes	17,544	12,543		3.7	2.9

Net income	$ 29,490	$ 21,129		6.2	4.9

Dividends on subsidiary preferred stock	$ (40)	$ (40)

Net income attributable to common shareholders	$ 29,450	$ 21,089

Earnings per share:
Basic	$ 3.42	$ 2.36
Diluted	$ 3.25	$ 2.25

Weighted average number of shares outstanding:
Basic	8,617,864	8,930,592
Diluted	9,048,957	9,391,667

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	April 30,	April 30,
	2015	2014

Cash and cash equivalents	$ 790	$ 289
Finance receivables, net	$ 324,144	$ 293,299
Inventory	$ 34,267	$ 30,115
Total assets	$ 400,361	$ 363,297
Total debt	$ 102,685	$ 97,032
Treasury stock	$ 127,321	$ 107,301
Stockholders' equity	$ 229,132	$ 213,006
Shares outstanding	8,529,223	8,735,842

Finance receivables:
Principal balance	$ 417,368	$ 379,332
Deferred revenue - payment protection plan	(15,652)	(13,233)
Deferred revenue - service contract	(9,584)	(4,234)
Allowance for credit losses	(93,224)	(86,033)

Finance receivables, net of allowance and deferred revenue	$ 298,908	$ 275,832

Allowance as % of principal balance net of deferred revenue	23.8%	23.8% (1)

Changes in allowance for credit losses:
	Years Ended
	Ended April 30,
	2015	2014
Balance at beginning of period	$ 86,033	$ 75,345
Provision for credit losses	120,289	119,247
Charge-offs, net of collateral recovered	(113,098)	(108,559)
Balance at end of period	$ 93,224	$ 86,033

(1) The allowance as a percentage of principal balance net of deferred revenue for April 30, 2014 has been calculated net of deferred payment protection plan revenue and deferred service contract revenue. Previously the deferred service contract revenue was not included in this calculation. The amount of the allowance for credit losses did not change for April 30, 2014.
CONTACT: William H. ("Hank") Henderson, CEO
         at (479) 464-9944
         or
         Jeffrey A. Williams, CFO
         at (479) 418-8021